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                                                                     Exhibit 4.3


                              [STARBASE LETTERHEAD]

                                                              December ___, 2001

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Gentlemen:

        Reference is made to the agreement between Starbase Corporation ("Starbase") and ______________________ ("Creditor") dated _________________
(the "Agreement"). Capitalized terms shall have the same meanings ascribed to them in the Agreement, except as otherwise defined herein.

        Creditor and Starbase, hereby agree as follows:

1. In contemplation of the payment of the fees and expenses owed to Creditor as of the date hereof pursuant to the Agreement, Starbase shall (A) pay Creditor US$_____ in cash (the "Cash Payment") equal to twenty percent (20%) of the total agreed fees and expenses owed to Creditor, and (B) issue to Creditor that number of shares (the "Shares") of Starbase's common stock, par value $0.01 per share (the "Common Stock"), representing the remaining 80% of the total agreed fees and expenses owed to the Creditor divided by eighty percent (80%) of the market price of Starbase's Common Stock based on the average of the closing bid prices for the five (5) trading days immediately prior to the two (2) trading days before the filing date of the Registration Statement (as hereinafter defined). Starbase shall wire the Cash Payment within two (2) business days of the Effective Date (as hereinafter defined) of this letter agreement by Creditor, pursuant to the following wire transfer instructions attached hereto as Exhibit
A. The Shares shall be delivered to the account of Creditor promptly after the Effective Date pursuant to the following transfer instructions:

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2. Starbase represents that (A) the Shares when issued, will be validly issued and authorized, are fully paid and non-assessable and free and clear of any liens or security interests whatsoever and (B) there are no consents or authorizations required for the transfer of the Shares to Creditor.

3. The Shares are "restricted" shares and may only be sold pursuant to a registration statement filed under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to an exemption therefrom.

4. Starbase will file a registration statement with the Securities and Exchange Commission (the "SEC") to register the Shares in January 2002 (the "Registration Statement").

5. Creditor hereby agrees that on any trading day it shall not sell such number of shares of Common Stock that exceeds ten percent (10%) of the daily trading volume of the Common Stock as reported by Bloomberg Financial Markets on the trading day immediately preceding such date of sale.

6. In connection with the execution of this letter agreement, Creditor makes the following representations and warranties relating to its acquisition of the
Shares:

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        (a) Creditor is acquiring the Shares solely for its own account for the purpose of investment and not with a view to or for sale in connection with distribution thereof, except pursuant to sales registered or exempted under the Securities Act.

        (b) Creditor acknowledges that it is able to bear the financial risks associated with an investment in the Shares and that it has been given full access to such records of the Company and to the officers of the Company as it has deemed necessary or appropriate to conduct its due diligence investigation, if any.

        (c) Creditor is an "accredited investor" as defined in Regulation D promulgated under the Securities Act.

        (d) Creditor acknowledges that it is familiar with Rule 144 of the rules and regulations of the SEC, as promulgated pursuant to the Securities Act ("Rule 144"), and that Creditor has been advised that Rule 144 permits resales only under certain circumstances. Such Purchaser understands that to the extent that Rule 144 is not available, such person will be unable to sell the Shares without either registration under the Securities Act or the existence of another exemption from such registration requirement.

7. Creditor hereby releases and forever discharges Starbase, together with its subsidiaries, affiliates, successors and assigns, as well as its present and former directors, officers, employees, agents, attorneys and other representatives acting on their behalf and the successors and assigns of each of them (each a "Starbase Released Party"), from any and all claims, suits, debts, liens, liabilities, losses, causes of action, rights, damages, demands, obligations, promises, costs and expenses (including, without limitation, attorneys' fees and expenses) of every kind, nature and description, in law or in equity, whether known or unknown, or known in the future, fixed or contingent, billed or unbilled, suspected, disclosed or undisclosed, claimed or concealed, from the beginning of time through the date hereof, which Creditor could assert against any Starbase Released Party relating to or arising out of the Agreement, the transactions contemplated thereby or any other transactions between Starbase and Creditor, except for a breach of this letter agreement.

8. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York. No claim or dispute arising out of, or in connection with, this letter agreement may be commenced, presented or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters and Starbase and Creditor consent to the jurisdiction of such courts and personal service. CREDITOR AND STARBASE WAIVE ANY RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO, OR ARISING OUT OF THIS LETTER AGREEMENT. The provisions of this letter agreement shall inure to the benefit of and be binding upon the successors and assigns of Starbase and Creditor. This letter agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

9. Notwithstanding anything to the contrary, this letter agreement is not binding on Starbase and will not be effective until the terms of this letter agreement have been ratified by the Starbase Board of Directors (the "Effective Date").

        Please confirm that the foregoing is in accordance with your understanding by executing and returning to us a copy of this letter on or before December 31, 2001.

                                    Very truly yours,

                                    Starbase Corporation


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                                    By:  ________________________
                                         Name:
                                         Title:



Accepted and agreed to as of
the date first above written:

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By:
      _________________________
      Name:
      Title: